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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (date of earliest event reported)

                              January 20, 1998

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         Arizona                      1-13704                     86-0498857
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)             Identification No.)

                            2030 East Speedway Blvd.
                              Tucson, Arizona 85719
               (Address of principal executive offices)(Zip Code)

                                 (520) 320-1000
              (Registrant's telephone number, including area code)
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Item 5.  Other Events

         As of the Quarter ended September 30, 1997, Prologic Management Systems, Inc. (the "Company") reported total shareholders' equity of approximately $923,000. During November and December 1997, the Company entered into several transactions, more fully described below, that increased equity to an excess of $1,000,000 at November 30, 1997, giving effect to such transactions on a pro forma basis as though they had occurred on November 30, 1997.

         During December 1997, three (3) note holders, all of whom are accredited investors, exchanged their debt for unregistered common stock in the Company. This resulted in a reduction of short term debt in the amount of $160,000, a reduction in long term debt of $100,000, and an increase in equity of $260,000. The common stock was exchanged at a price of $.625 per share, for a total of 416,000 shares. The Company may, at the Company's option, repurchase the common stock on or before April 15, 1998, at $.75 per share.

         During November and December 1997, three (3) affiliates of the Company purchased, through cash and the assumption of debt, 241,330 shares of unregistered common stock from the Company at $1.00 per share, which was in excess of the market price of the Company's common stock on the respective dates of purchase. During November, Mr. James M. Heim, an officer and director, acquired 175,000 shares. During December, Mr. Richard E. Metz, an officer and director, acquired 45,000 shares, and Mr. Martin A. Diamond, an employee of the Company, acquired 21,330 shares. These transactions resulted in an additional increase of $241,330 in equity.

         The unaudited Pro Forma Financial Information of the Company as of November 30, 1997, attached hereto as an Exhibit, has been provided to give pro forma effect to such transactions as though they had occurred on such date.

Item 7. Financial Statements and Exhibits

         Exhibit 10.32a Pro Forma Financial Information

         Exhibit 10.32b Pro Forma Financial Information


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIC MANAGEMENT SYSTEMS, INC.


Dated:  January 16, 1998            By:    /s/James M. Heim
                                           -------------------
                                           James M. Heim
                                           President and Chief Executive Officer
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EXHIBIT INDEX

Exhibit No.
10.32a        Pro Forma Financial Information
10.32b        Pro Forma Financial Information